Execution Version
NOTE: Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.
THIS DEED OF AMENDMENT has been executed as a deed and delivered by the parties set out below on 28 March 2024
BETWEEN
(1)BEKO B.V., a company incorporated in the Netherlands with registered number 34166639 and having its registered office at Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands and formerly known as “Ardutch B.V.” (“Ardutch”);
(2)ARÇELIK A.Ş. a company incorporated in Turkey with registered number 54957 and having its registered office at Sütlüce Karaağaç Caddesi No: 2/6 Beyoğlu 34445 Istanbul, Turkey (the “Ardutch Guarantor”);
(3)WHIRLPOOL EMEA HOLDINGS LLC, a Delaware limited liability company with registered number 722986 having its principal place of business at 2000 M-63 N, Benton Harbor, MI 49022 (“Whirlpool” and together with Ardutch, the “Sellers”);
(4)WHIRLPOOL CORPORATION a Delaware corporation with registered number 491117 having its principal place of business at 2000 M-63 N, Benton Harbor, MI 49022 (the “Whirlpool Guarantor” and together with the Ardutch Guarantor, the “Guarantors”); and
(5)BEKO EUROPE B.V., a company incorporated in the Netherlands with registered number 88850528 and having its registered office at Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands (the “Buyer”),
together, the “Parties”.
WHEREAS
(A)On 16 January 2023, the Parties entered into a contribution agreement relating to: (i) the contribution of shares to the Buyer; and (ii) the formation of a joint venture (the “Contribution Agreement”)
(B)Pursuant to clause 27.4 of the Contribution Agreement, the Parties wish to amend the Contribution Agreement on the terms set out in this deed of amendment (this “Deed”).
(C)As a result of such amendments to the Contribution Agreement, certain of the Parties also wish to provide acknowledgements and waivers on the terms set out in this Deed.
(D)On 17 May 2023, Ardutch changed its name from Ardutch B.V. to Beko B.V. and, as a result, the Parties acknowledge that all references to Ardutch B.V. in the Contribution Agreement shall be read and construed as references to Beko B.V..
IT IS AGREED THAT
1.DEFINITIONS AND INTERPRETATION
Capitalised terms used in this Deed shall, unless otherwise defined herein or the context otherwise requires, bear the meanings given to them in the Contribution Agreement.

2.AMENDMENTS TO THE CONTRIBUTION AGREEMENT
2.1The Parties agree that the Contribution Agreement shall be amended in accordance with Schedule 1 to this Deed, and that such amendments shall be deemed to have taken effect from and including 16 January 2023.
2.2For illustrative purposes, the following documents are in Agreed Form:
(a)a blackline version of the Contribution Agreement, reflecting the changes made pursuant to Clause 2.1 and Schedule 1; and
(b)a clean version of the Contribution Agreement, incorporating the changes made pursuant to Clause 2.1 and Schedule 1.
2.3Each of the Parties agrees and acknowledges that the amendment of the Contribution Agreement pursuant to this Deed constitutes a valid variation of the Contribution Agreement in accordance with Clause 27.4 (Waiver and Variation) of the Contribution Agreement.
2.4Save as amended in accordance with this Deed, in all other respects, the provisions of the Contribution Agreement remain in full force and effect and unamended.
3.ACKNOWLEDGEMENTS – WHIRLPOOL
3.1     Each of Ardutch and Whirlpool acknowledge and agree that:
Polish Transfer
(a)pursuant to a share purchase agreement dated 3 January 2024, on 30 January 2024 Whirlpool Company Polska Sp.zo.o (“WHR Poland”) acquired from Blackstones Holdings Sp.zo.o (“Blackstones”), the entire issued share capital (comprising 100 shares of PLN 50 each) of Dargun Sp.zo.o, a special purpose vehicle with registered number 0001039211 and having its registered office at ul. Grzybowska 2/29, 00-131 Warsaw, Poland (“Dargun”);
(b)on 4 March 2024, WHR Poland sold the entire issued share capital of Dargun back to Blackstones (or to another entity which does not form part of the Whirlpool Europe Group); and
(c)Dargun shall not (whether before or after the date of this Deed) constitute a Whirlpool Perimeter Indirect Entity or a Whirlpool Europe Group Company for the purposes of the Contribution Agreement; and
UK Transfers
(d)on 19 March 2024, General Domestic Appliances Holdings Limited (“WHR UK”) disposed of the entire issued share capital of the following entities to Whirlpool EMEA Holdings LLC,;
(i)Airdun Limited, comprising one ordinary share of £1.00;
(ii)Xpelair Limited, comprising 825,000 ordinary shares of £0.00001 each; and
(iii)General Domestic Appliances International Limited, comprising 100,001 ordinary shares of £1 each,
(together, the “UK Entities”); and

(e)none of the UK Entities shall (whether before or after the date of this Deed) constitute a Whirlpool Perimeter Indirect Entity or a Whirlpool Europe Group Company for the purposes of the Contribution Agreement.
4.ACKNOWLEDGEMENT – ARDUTCH
Each of Ardutch and Whirlpool: (i) acknowledges that, on 15 February 2023, Podružnica Hrvatska (a branch office of Beko Germany GmbH) was dissolved; and (ii) agrees that Podružnica Hrvatska shall not constitute an Ardutch Perimeter Indirect Entity or an Ardutch Europe Group Company for the purposes of the Contribution Agreement.
5.MISCELLANEOUS
(6)CLAUSES 1 (DEFINITIONS AND INTERPRETATION), 22 (CONFIDENTIALITY AND ANNOUNCEMENTS), 23 (TERMINATION), 25 (ENTIRE AGREEMENT AND REMEDIES), 27 (WAIVER AND VARIATION), 28 (INVALIDITY), 29 (ASSIGNMENT), 31 (NOTICES), 32 (COSTS), 33 (RIGHTS OF THIRD PARTIES), 34 (COUNTERPARTS), 35 (GOVERNING LAW AND JURISDICTION) AND 36 (PROCESS AGENT) OF THE CONTRIBUTION AGREEMENT SHALL APPLY MUTATIS MUTANDIS TO THIS DEED AS IF SET OUT IN FULL HEREIN AND REFERENCES IN THEM TO “THIS AGREEMENT” SHALL, FOR THE PURPOSES OF THIS DEED, BE DEEMED TO BE REFERENCES TO THIS DEED.

SIGNATURE PAGES
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a deed by BEKO B.V. acting by Hakan Hamdi Bulgurlu and Fatih Kemal Ebiçloğlu	/s/ Hakan Hamdi Bulgurlu
Signature
Hakan Hamdi Bulgurlu
Name of signatory (print)
Title of signatory (print)

/s/ Fatih Kemal Ebiçlioğlu
Signature
Name of signatory (print)
Title of signatory (print)

[Signature page to Contribution Agreement Deed of Amendment]

EXECUTED as a deed by ARÇELIK A.Ş. acting by Hakan Hamdi Bulgurlu and Fatih Kemal Ebiçloğlu	/s/ Hakan Hamdi Bulgurlu
Signature
Hakan Hamdi Bulgurlu
Name of signatory (print)
Chief Executive Officer, Board Member
Title of signatory (print)

/s/ Fatih Kemal Ebiçlioğlu
Signature
Fatih Kemal Ebiçlioğlu
Name of signatory (print)
Board Member
Title of signatory (print)

[Signature page to Contribution Agreement Deed of Amendment]

EXECUTED as a deed by WHIRLPOOL EMEA HOLDINGS LLC acting by Whirlpool Corporation, its sole member, acting by Marc Bitzer	/s/ Marc Bitzer
Signature Marc Bitzer
Name of signatory (print) CEO
Title of signatory (print)
EXECUTED as a deed by WHIRLPOOL CORPORATION acting by Marc Bitzer	/s/ Marc Bitzer
Signature Marc Bitzer
Name of signatory (print) CEO
Title of signatory (print)

[Signature page to Contribution Agreement Deed of Amendment]

EXECUTED as a deed by BEKO EUROPE B.V. acting by Hakan Hamdi Bulgurlu and Fatih Kemal Ebiçloğlu	/s/ Hakan Hamdi Bulgurlu
Signature
Hakan Hamdi Bulgurlu
Name of signatory (print)
Director
Title of signatory (print)

/s/ Fatih Kemal Ebiçlioğlu
Signature
Fatih Kemal Ebiçlioğlu
Name of signatory (print)
Director
Title of signatory (print)

[Signature page to Contribution Agreement Deed of Amendment]

SCHEDULE 1
AMENDMENTS TO THE CONTRIBUTION AGREEMENT

The Parties agree that the Contribution Agreement shall be amended as follows, and that such amendments shall be deemed to have taken effect from and including 16 January 2023:
1.The Framework Business Plan shall be deleted from the list of “Signing Agreed Form Documents”;
2.The following new definitions shall be added, maintaining alphabetical order within the Contribution Agreement:
“Ardutch Brand Licence Agreement” means the brand licence agreement in the Agreed Form to be entered into between the Ardutch Guarantor and the Buyer at Completion;
“Ardutch Engineering Services Agreement” means the engineering services agreement in the Agreed Form to be entered into between the Buyer and a Ardutch Group Company at Completion;
“Ardutch Europe OEM Customer Relationships” means those parts of the Ardutch Global OEM Customer Relationships that relate to:
(a)the supply of products manufactured by an Ardutch Europe Group Company which are either:
(i)sold to a customer located in the Ardutch Relevant Territories and shipped to a location in the Ardutch Relevant Territories;
(ii)sold to a customer located in the Ardutch Relevant Territories and shipped a location outside the Ardutch Relevant Territories;
(iii)sold to a customer located outside the Ardutch Relevant Territories and shipped to a location outside the Ardutch Relevant Territories; or
(iv)sold to a customer outside the Ardutch Relevant Territories and shipped to a location in the Ardutch Relevant Territories, including liability under the Ardutch Global OEM Customer Relationships for such products supplied before OEM Contract Separation; and
(b)the supply of products manufactured by an Ardutch Retained Group Company which are sold to a customer located in the Ardutch Relevant Territories and shipped to a location in the Ardutch Relevant Territories, excluding any liability under the Ardutch Global OEM Customer Relationships for any such products supplied before OEM Contract Separation, in each case including any obligations relating to the supply of parts or provision of after-sales care in respect of such products (irrespective of whether such products were supplied before or after OEM Contract Separation);
“Ardutch Global OEM Customer Relationships” means each of the suites of contractual documents that relate to the supply of MDA products for finishing, marketing or sale by a third party under brand names that are not owned or used by the Ardutch Group;

“Ardutch In-Flight Project” means the projects identified in schedule 1 to the Ardutch IPUA, and other incomplete projects (if any) undertaken by the Ardutch Group or the Ardutch Europe Business that:
(a)prior to the date of Completion have passed, or have a production project charter consistent with the requirements of passing the kick-off gate in the Ardutch Group’s product development process;
(b)were allocated Ardutch Group resources in the 18-months preceding Completion; and
(c)are either directed at MDA, HVAC, SDA or Consumer Electronic products offered for sale by the Ardutch Europe Business in the Relevant Territory prior to Completion, or the current project plan calls for the delivery, manufacture or sale of products arising from such project in the Relevant Territory following Completion;
“Ardutch In-Flight Project Products” means any products manufactured by or on behalf of any Buyer Group Company within the 18- month period commencing on the Completion Date utilising one or more designs created by Ardutch or any other member of the Ardutch Group pursuant to an Ardutch In-Flight Project, whether such design was created by Ardutch or the relevant member of the Ardutch Group before Completion, or pursuant to a statement of work under the Ardutch Engineering Services Agreement post Completion in relation to the completion of a given Ardutch In Flight Project;
“Ardutch In-Flight Project Product Liability Claim” means any lawsuit, action, suit, claim or other proceeding (whether at law or in equity) or any order, judgement, award or other relief of any kind by any court, arbitral tribunal or other Authority against any Buyer Group Company to the extent relating to, or arising out of or in connection with: (a) any Ardutch In Flight Project Product; or (b) any recall, warranty repair/rework (including free-of-charge repairs), replacement or refund programme involving an Ardutch In-Flight Project Product; or (c) any failure of an Ardutch In-Flight Project Product to comply in all material respects with applicable consumer product safety Laws in force at Completion in the Relevant Territories or the territory to which the relevant Ardutch In-Flight Project Product is exported or re-exported thereafter by (or on behalf of) any Ardutch Group Company, in each case as a direct result of a flaw in a design which was created by Ardutch or any other member of the Ardutch Group: (i) before Completion; or (ii) post Completion pursuant to a statement of work under the Ardutch Engineering Services Agreement in relation to the completion of a given Ardutch In Flight Project, in each case solely where the relevant Buyer Group Company(ies) could not reasonably have detected such flaw in design in the course of verification and validation of the relevant Ardutch In-Flight Project Product, and in the case of (ii) excluding any design flaw resulting from any Ardutch Group Company implementing instructions from a Buyer Group Company in relation to the completion of a given Ardutch In Flight Project, provided that Ardutch or the relevant Ardutch Group Company has used reasonable efforts to inform the Buyer where it actually knows that following such instructions would lead to a design flaw;
“Ardutch In-Flight Project Product Liability Indemnity” means the indemnity in paragraph 3.9 of Schedule 3;
“Ardutch In-Flight Project Product Liability Recall Claim” means any claim pursuant to the Ardutch In-Flight Project Product Liability Indemnity where such claim is made in respect of an Ardutch In-Flight Project Product Liability Claim under limb (b) of the definition of Ardutch In-Flight Project Product Liability Claim;

“Ardutch IPUA” means the IP usage agreement in the Agreed Form to be entered into between the Buyer and the Ardutch Guarantor at Completion;
“Ardutch Relevant Territories” means the Relevant Territories other than the Whirlpool Additional Relevant Territories;
[***]
“Ardutch Retained OEM Business” means the Ardutch Group’s business of designing, developing, manufacturing, producing, exporting, importing, advertising, selling (including refurbished sales and rental business models), marketing, distributing, recycling, supplying parts and providing after-sales care in relation to, MDA products for finishing, marketing or sale by a third party under brand names that are not owned or used by the Ardutch Group;
“Ardutch Retained OEM Customer Relationships” means those parts of the Ardutch Global OEM Customer Relationships that relate to:
(a)products manufactured by an Ardutch Retained Group Company and either: (i) sold to a customer located in the Ardutch Relevant Territories but shipped to a location outside the Ardutch Relevant Territories; or (ii) sold to a customer located outside the Ardutch Relevant Territories (irrespective of whether such products are shipped to a location in or outside the Ardutch Relevant Territories);
(b)any obligations relating to the supply of parts or provision of after-sales care in respect of the products described in limb (a) (irrespective of whether such products were supplied before or after OEM Contract Separation); and
(c)where required by the counterparty to an Ardutch Global OEM Customer Relationship, the obligation to fulfil any open orders in respect of products falling within limb (b) of the definition of Ardutch Europe OEM Customer Relationships at the date of OEM Contract Separation, in each case, including liability under the Ardutch Global OEM Customer Relationships for any such products supplied before OEM Contract Separation or after OEM Contract Separation in fulfilment of any open orders in respect of products falling within limb (b) of the definition of Ardutch Europe OEM Customer Relationships at the date of OEM Contract Separation;
[***]
“Hitachi Business” means the business of designing, developing, manufacturing, producing, exporting, importing, advertising, selling (including refurbished sales and rental business models), marketing, distributing, recycling, and providing after-sales products and after-sales services in relation to, Hitachi branded MDA, SDA, Consumer Electronics and HVAC products and parts;
“In-Flight Project Product Liability Indemnities” means the Ardutch In-Flight Project Product Liability Indemnity and the Whirlpool In-Flight Project Product Liability Indemnity;
“In-Flight Project Product Liability Indemnity Claim” means any claim pursuant to the Ardutch In-Flight Project Product Liability Indemnity or the Whirlpool In-Flight Project Product Liability Indemnity;
“OEM Contract Separation” has the meaning given in Clause 10.15(b);

“Relevant WAP Territory” means France and Romania;
“Technical Reorganisation” has the meaning given in Clause 10.15(a);
“WAP Contract” has the meaning given in Clause 7.12(a);
“WAP Indemnity Claim” means any claim pursuant to the WAP Products Indemnity or the WAP Parts Indemnity;
“WAP Parts Indemnity” means the indemnity in Clause 10.13(c);
“WAP Products” means the products (including parts, components, accessories, consumables and services relating thereto) provided by those specific suppliers as are each expressly referred to in document 1 of the Whirlpool Additional Documents Bundle that are sold by a Whirlpool Europe Group Company in the Relevant Territories under the “Whirlpool” brand as “Whirlpool Appliance Professional” for use by commercial customers or in a commercial setting such as, but not limited to, hotels, restaurants, resorts, public kitchens, ghost kitchens, convenience stores, supermarkets, laundry facilities (including communal facilities in residential complexes and accommodation facilities), educational facilities, hospitals, care settings, maritime, spas and salons, fitness centres, entertainment arenas, warehouses, factories and slaughter houses;
“WAP Products Indemnity” means the indemnities in Clauses 10.13(a) and 10.13(b);
“WAP Trade Partner Contract” means any contract entered into on or before Completion between a Whirlpool Europe Group Company and Trade Partner in relation to the sale of WAP Products;
“Whirlpool Additional Documents Bundle” means the documents bundle entitled “Whirlpool Additional Documents Bundle” in the Agreed Form;
“Whirlpool Additional Relevant Territories” means Benin, Burkina Faso, Cameroon, Côte d'Ivoire, Ethiopia, Gabon, Ghana, Kenya, Liberia, Mali, Nigeria, Senegal, South. Africa, Tanzania, Uganda, French Guyana, Guadeloupe, Martinique, Mauritius, Mozambique, New Caledonia, French Polynesia, Reunion, the Seychelles and St. Barthélemy;
“Whirlpool Engineering Services Agreement” means the engineering services agreement in the Agreed Form to be entered into between the Buyer, a Ardutch Group Company and a Whirlpool Group Company at Completion;
“Whirlpool European Supply Agreement” means the supply agreement in the Agreed Form between a Whirlpool Group Company (as supplier) and a Buyer Group Company at Completion (as customer);
“Whirlpool In-Flight Project” means the projects to be notified by Whirlpool prior to Completion and other incomplete projects (if any) undertaken by the Whirlpool Group or the Whirlpool Europe Business that:
(a)prior to the date of Completion have passed, or have a production project charter consistent with the requirements of passing, the G0 gate of the Whirlpool Product Development System;
(b)were allocated Whirlpool Group resources in the 18-months preceding Completion; and

(c)are either directed at MDA or HVAC products offered for sale by the Whirlpool Europe Business in the Relevant Territories prior to Completion, or the current project plan calls for the delivery, manufacture or sale of products arising from such project in the Relevant Territories following Completion;
“Whirlpool In-Flight Project Products” means any products manufactured by or on behalf of any Buyer Group Company within the 18 month period commencing on the Completion Date utilising one or more designs created by Whirlpool or any of its Affiliates pursuant to a Whirlpool In-Flight Project, whether such design was created by Whirlpool or any of its Affiliates before Completion, or post-Completion pursuant to a statement of work under the Whirlpool Engineering Services Agreement in relation to the completion of a given Whirlpool In Flight Project;
“Whirlpool In-Flight Project Product Liability Claim” means any lawsuit, action, suit, claim or other proceeding (whether at law or in equity) or any order, judgement, award or other relief of any kind by any court, arbitral tribunal or other Authority against any Buyer Group Company to the extent relating to, or arising out of or in connection with: (a) any Whirlpool In-Flight Project Product; or (b) any recall, warranty repair/rework (including free-of-charge repairs), replacement or refund programme involving a Whirlpool In-Flight Project Product; or (c) any failure of a Whirlpool In-Flight Project Product to comply in all material respects with applicable consumer product safety Laws in force at Completion in the Relevant Territories or the territory to which the relevant Whirlpool In-Flight Project Product was exported pursuant to the Whirlpool Supply Agreement by or on behalf of any Buyer Group Company or re-exported (provided such re-export relates to Whirlpool In-Flight Project Products that were provided pursuant to the Whirlpool Supply Agreement), in each case as a direct result of a flaw in a design which was created by Whirlpool or any of its Affiliates: (i) before Completion; or (ii) post Completion pursuant to a statement of work under the Whirlpool Engineering Services Agreement in relation to the completion of a given Whirlpool In Flight Project, in each case solely where the relevant Buyer Group Company(ies) could not reasonably have detected such flaw in design in the course of verification and validation of the relevant Whirlpool In Flight Project Product, and in the case of (ii) excluding any design flaw resulting from any Whirlpool Group Company implementing instructions from a Buyer Group Company in carrying out a statement of work under the Whirlpool Engineering Services Agreement, provided that Whirlpool or its relevant Affiliate has used reasonable efforts to inform the Buyer where it actually knows that following such instructions would lead to a design flaw;
“Whirlpool In-Flight Project Product Liability Indemnity” means the indemnity in paragraph 2.9 of Schedule 3;
“Whirlpool In-Flight Project Product Liability Recall Claim” means any claim pursuant to the Whirlpool In-Flight Project Product Liability Indemnity where such claim is made in respect of a Whirlpool In-Flight Project Product Liability Claim under limb (b) of the definition of Whirlpool In-Flight Project Product Liability Claim;
“Whirlpool IP Usage Agreement” means the IP usage agreement in the Agreed Form to be entered into between the Buyer and the Whirlpool Guarantor at Completion; and
[***]
3.The definition of “Ardutch Carve-Out Steps” shall be amended by inserting the word “(s)” at the end of the word “Plan”;

4.The definition of “Ardutch Carve-Out Steps Plan” shall now instead be a definition of “Ardutch Carve-Out Steps Plan(s)” and the definition itself shall be amended by inserting the word “(s)” at the end of the word “Plan”;
5.The definition of “Ardutch Disclosure Letter” shall be amended by including the words “, together with the disclosure letter to be delivered prior to Completion by or on behalf of Ardutch to the Buyer and Whirlpool in respect of the Ardutch Global OEM Customer Relationships only” after the words “on behalf of Ardutch to the Buyer and Whirlpool”;
[***]
7.The definition of “Ardutch Europe Business” shall be amended by:
a.including the word “Ardutch” after the words “as carried on in the” and before the words “Relevant Territories by those members of the Ardutch Group”; and
b.inserting the words “, excluding the Hitachi Business. The foregoing exclusion is without prejudice to any rights granted to any member of the Buyer Group, the Whirlpool Group and/or the Whirlpool Europe Group pursuant to the terms of any Transaction Document” after the words “and any kind of spare parts for each of the foregoing”;
8.The cross-reference to “paragraph 2.1(m)” in the definition of “Ardutch Excluded Employees” shall be amended to be a cross-reference to “paragraph 2.1(n)” instead;
9.The cross-reference to “paragraph 2.1(d)” in the definition of “Ardutch In-Scope Employee” shall be amended to be a cross-reference to “paragraph 2.1(e)” instead;
10.The definition of “Ardutch Perimeter Direct Entities” shall be deleted and replaced with:
“Ardutch Perimeter Direct Entities” means: (1) Beko Cesko SRO (Czech Republic); (2) Beko Grundig Croatia d.o.o (to be renamed Beko Croatia d.o.o (Croatia); (3) Beko Ukraine LLC (Ukraine); (4) Beko Grundig Österreich AG (to be renamed Beko Austria AG) (Austria); (5) Beko Grundig Hellas Single Member SA (to be renamed Beko Greece Single Member SA) (Greece); (6) Grundig Nordic AS (to be renamed Beko Nordic AS) (Norway); (7) Beko Home Appliances Portugal, Unipessoal LDA (to be renamed Beko Portugal, Unipessoal LDA) (Portugal); (8) Beko Plc (United Kingdom); (9) Grundig Multimedia AG (Switzerland); (10) Beko Balkans d.o.o (Serbia); (11) Beko Grundig Schweiz GmbH (to be renamed Beko Switzerland GmbH) (Switzerland); (12) Beko Belgium NV (Belgium); (13) Beko Spolka Akcyjna (Poland); (14) Beko Slovakia SRO (Slovakia); (15) Grundig Nordic AB (to be renamed Beko Nordic AB) (Sweden); (16) Beko France SAS (France); (17) Beko Electronics Espana SL (to be renamed Beko Spain Electronics SL) (Spain); (18) Beko Italy SRL (Italy); (19) Beko Grundig Deutschland GmbH (to be renamed Beko Germany GmbH) (Germany); (20) Grundig Intermedia Ges.m.b.H (Austria); (21) Arctic SA (to be renamed Beko Romania S.A.) (Romania); and (22) Beko Hungary Kft (Hungary);
11.The definition of “Ardutch Perimeter Indirect Entities” shall be amended by:
a.inserting the words “(to be renamed Beko Nordic AS)” in limb (1) after the words “Grundig Nordic DK” and before the word “(Denmark)”;
b.inserting the words “(to be renamed Beko Nordic AB)” in limb (7) after the words “Grundig Nordic AB” and before the word “(Finland)”;
c.deleting the “, and” after the word “(Finland)” in limb (7) and inserting a semicolon after the word “(Finland)”; and

d.inserting the words “; and (9) Leisure Consumer Products Ltd (United Kingdom)” after the words “Podružnica Hrvatska (Croatia)” in limb (8), and before the words “, in each case being subsidiary undertakings of a Ardutch Perimeter Direct Entity”;
12.The definition of “Ardutch Post-Completion Products” shall be amended by inserting the words “, other than any Ardutch In-Flight Project Product,” after the words “means any products” and before the words “that are manufactured by a member of the Buyer Group”;
13.The definition of “Ardutch Pre-Completion Products” shall be amended by inserting the words “(including such products which were exported or re-exported by or on behalf of such entities outside the Ardutch Relevant Territories), in each case,” after the words “in connection with the Ardutch Europe Business” and before the words “prior to Completion”;
14.The definition of “Ardutch Product Liability Claim” shall be amended by:
a.in limb (a), inserting the word “Ardutch” after the words “safety Laws in force at Completion in the” and before the words “Relevant Territories”;
b.in limb (a), inserting the words “or any other territory to which the relevant Ardutch Pre-Completion Product was exported or re-exported by or on behalf of any Ardutch Group Company” after the words “Relevant Territories”; and
c.in limb (b), inserting the word “Ardutch” after the words “safety Laws in force at Completion in the” and before the words “Relevant Territories”; and
d.in limb (b), inserting the words “or any other territory to which the relevant Ardutch Post-Completion Product was exported or re-exported thereafter by or on behalf of any Buyer Group Company,” after the words “Relevant Territories” and before the words “in each case in (i) to (iii) above”;
15.The definition of “Commercial Agreements” shall be amended by:
a.inserting the words “the Ardutch Engineering Services Agreement,” after the words “the Ardutch Brand Licence Agreement,”;
b.amending the reference to “the Engineering Services Agreement” to “the Whirlpool Engineering Services Agreement”;
c.inserting the words “the Whirlpool” before the words “IP Usage Agreement”;
d.deleting the words “the Shared GPO Assets Agreement” and inserting the words “the Ardutch IPUA”; and
e.inserting the words “the Whirlpool Parts Supply Agreement” after the words “the Whirlpool Supply Agreement,” and before the words “the Whirlpool Transitional Services Agreement”;
16.The definition of “Engineering Services Agreement” shall be deleted in its entirety;
17.The definition of “Framework Business Plan” shall be deleted in its entirety;
18.The definition of “Indemnity” shall be amended by inserting the words “, the WAP Products Indemnity, the WAP Parts Indemnity” after the words “the Whirlpool Retained Liability Indemnity”;
19.The definition of “Initial Budget” shall be deleted in its entirety;

20.The definition of “Initial Business Plan” shall be deleted in its entirety;
21.The definition of “Intra-Group Trading Amount” shall be amended by:
a.deleting the word "shared" and replacing it with the word “management”; and
b.deleting the words “and any amounts that are aged greater than 30 days since the date of invoice”;
22.The definition of “IP Usage Agreement” shall be deleted in its entirety;
23.The definition of “MENA Business” shall be amended by inserting the words “excluding: (a) the InSinkErator Business; (b) KitchenAid; (c) Maytag; (d) Amana and (e) the Commercial Business. The foregoing exclusions are without prejudice to any rights granted to the “Buyer Group” (as defined in the MENA SPA) pursuant to the terms of any “Transaction Document” (as defined in the MENA SPA)” after the words “and any kind of consumables relating to the same”;
24.The definition of “MENA SPA” shall be amended by inserting the word “DMCC” after the words “Whirlpool MEEA”;
25.The definition of “MENA SPA Date” shall be amended by replacing the words “the date falling six weeks after the date of this Agreement, or such other date as Whirlpool and Ardutch may agree in writing” with the date “22 June 2023”;
26.Limb (c) in the definition of “Net Debt” shall be amended by replacing the word “Closing” with the word “Completion”;
27. The definition of “Product Liability Indemnities” shall be amended by:
c.deleting the “, and” before the words “the Whirlpool Product Liability Indemnity”; and
d.inserting the words “, the Ardutch In-Flight Project Product Liability Indemnity and the Whirlpool In-Flight Project Product Liability Indemnity” after the words “the Whirlpool Product Liability Indemnity”;
28.The definition of “Product Liability Indemnity Claim” shall be amended by:
a.deleting the “, or” before the words “the Ardutch Product Liability Indemnity”; and
b.inserting the words “, the Whirlpool In-Flight Project Product Liability Indemnity or the Ardutch In-Flight Project Product Liability Indemnity” after the words “the Ardutch Product Liability Indemnity”;
29.The definition of “Product Liability Recall Claim” shall be amended by:
a.deleting the “, and” before the words “a Whirlpool Product Liability Recall”; and
b.inserting the words “, an Ardutch In-Flight Project Product Liability Recall Claim or a Whirlpool In-Flight Project Product Liability Recall Claim” after the words “a Whirlpool Product Liability Recall Claim”;
30.The definition of “Relevant Territories” shall be amended by:
a.deleting the “, and” before the word “Monaco”; and

b.inserting the words “and the Whirlpool Additional Relevant Territories” after the word “Monaco”;
31.The definition of “Restricted Business” shall be amended by:
a.in limb (a), inserting the words “(as defined in the Shareholders’ Agreement)” after the words “in respect of the Whirlpool Shareholder”;
b.in limb (b), inserting the words “(as defined in the Shareholders’ Agreement)”after the words “in respect of the Ardutch Shareholder” and inserting the words “any business which is in direct or potential competition with” after the words “and the Ardutch Group”;
c.in limb (b)(i), deleting the words “any business which is in direct or potential competition with”; and
d.in limb (b)(ii), inserting the words “, save for the part of the Whirlpool Europe Business which is carried on in the Whirlpool Additional Relevant Territories” after the words “any part of the Whirlpool Europe Business” and inserting the words “(save for the part of the Whirlpool Europe Business which is carried on in the Whirlpool Additional Relevant Territories)” before the words “which has been so transferred”;
32.The definitions of “Shared GPO Assets” and “Shared GPO Assets Agreement” shall be deleted in their entirety;
33.The definition of “Whirlpool Accounts” shall be amended by inserting the word “Agreed” before the word “Perimeter” in each of limbs (A) to (C);
34.The definition of “Whirlpool Carve-Out Steps” shall be amended by inserting the word “(s)” at the end of the word “Plan”;
35.The definition of “Whirlpool Carve-Out Steps Plan” shall now instead be a definition of “Whirlpool Carve-Out Steps Plan(s)” and the definition itself shall be amended by inserting the word “(s)” at the end of the word “plan”;
36.The definition of “Whirlpool Closing Adjustments” shall be amended by deleting the word “Net” before the words “Debt Like Item”;
37.The definition of “Whirlpool Disclosure Letter” shall be amended by inserting the words “, together with the disclosure letter to be delivered prior to Completion by or on behalf of Whirlpool to the Buyer and Ardutch in respect of the Whirlpool Additional Relevant Territories only” after the words “to the Buyer and Ardutch”;
38.The definition of “Whirlpool Europe Business” shall be amended by:
a.inserting “(i)” after the words “and after sales services, of” and before the words “refrigerators, freezers, ice makers, wine coolers;
b.inserting the words “and (ii) WAP Products,” after the words “any kind of spare parts for each of the foregoing,” and before the word “excluding”;
c.inserting the words “Amana; (v)” after the words “Maytag; (iv)” and before the words “the Commercial Business”;
d.inserting the word “i” after the “v” inside the square brackets as follows: “(vi) MENA Business”; and

e.inserting the words “any member of the Buyer Group,” after the words “any rights granted to” and before the words “the Ardutch Group”;
39.The definition of “Whirlpool Post-Completion Products” shall be amended by inserting the words “, other than any Whirlpool In-Flight Project Products,” before the words “that are manufactured by a member of the Buyer Group”;
40.The definition of “Whirlpool Pre-Completion Products” shall be amended by inserting the words “(including such products which were exported or re-exported by or on behalf of such entities outside the Relevant Territories), in each case,” before the words “prior to Completion”;
41.The definition of “Whirlpool Product Liability Claim” shall be amended by:
a.in limb (a)(iii), inserting the words “or any other territory to which the relevant Whirlpool Pre-Completion Product was exported or re-exported by or on behalf of any Whirlpool Group Company” after the words “in force at Completion in the Relevant Territories”; and
b.in limb (b)(iii), inserting the words “or any other territory to which the relevant Whirlpool Post-Completion Product was exported pursuant to the Whirlpool Supply Agreement by or on behalf of any Buyer Group Company or re-exported (provided such re-export relates to Whirlpool Post-Completion Products that were provided pursuant to the Whirlpool Supply Agreement)” after the words “in force at Completion in the Relevant Territories”;
42.The definition of “Whirlpool Supply Agreement” shall be amended by (i) inserting the words “(as customer)” before the words “and a Buyer Group Company” and (ii) inserting the words “(as supplier)” before the words “at Completion”;
43.Clause 2.4 shall be amended by:
a.inserting the word “Financials” before the words “Disagreement Notice (a “FY22 Financials Disputed Item”)”; and
b.changing the reference to “any item in the relevant FY22 Draft Financials” to “any item in the relevant Draft FY22 Financials”;
44.Clause 2.5 shall be amended by:
a.inserting the word “Financials” after the words “to reach agreement in respect of each FY22”;
b.inserting the word “Financials” after the words “such agreement is reached on all FY22” in limb (a); and
c.changing the reference to “the relevant FY22 Draft Financials” to “the relevant Draft FY22 Financials” in limb (a);
45.Clause 2.6 shall be amended by inserting the words “(or such later date as the Sellers may agree in writing, provided that such later date is prior to Completion)” after the words “Not fewer than three Business Days prior to Completion”;
46.Clause 4.1(c) shall be amended by:
a.inserting the word “and” after the words “the Austrian Federal Competition Authority” in limb (E); and

b.deleting former limb (F) of clause 4.1(c)(i) being “the Swiss Competition Commission” and re-lettering the next limb from “(G)” to “(F)”;
47.Clause 4.10 shall be amended by replacing the cross-reference to Clause "4.1(c)(i)(G)" with a reference to Clause "4.1(c)(i)(F)";
48. Clause 5.4(a) shall be deleted and replaced with:
(a)to negotiate and agree, on or before 27th March 2024 or such later date as may be agreed in writing between Ardutch and Whirlpool, the definitive terms of the following documents on the basis of customary terms that would be included in agreements of that nature, acting reasonably and taking into account the legitimate interests of the Buyer Group:
(i)the Whirlpool Transitional Services Agreement (save in respect of the         service schedules);
(ii)the Whirlpool Engineering Services Agreement (save in respect of the         service schedules);
(iii)the Ardutch Engineering Services Agreement (save in respect of the         service schedules);
(iv)the Ardutch Brand Licence Agreement;
(v)the Whirlpool IP Usage Agreement;
(vi)the Ardutch IPUA;
(vii)the Whirlpool Supply Agreement; and
(viii)the Whirlpool Parts Supply Agreement;
49.Clause 5.5 shall be amended by:
a.deleting the words “the date falling three months after the date of this Agreement” and replacing this with the date “27th March 2024”;
b.in Clause 5.5(a), deleting the word “and” after the semi-colon;
c.in clause 5.5(b), inserting the word “Whirlpool” before the words “Engineering Services Agreement”; and
d.inserting a new clause 5.5(c): “the Ardutch Engineering Services Agreement.”;
50.Clause 5.6 shall be amended by:
(a)deleting the semi-colon after the words "co-operate in good faith" and inserting the words "to agree in writing the identities of the Initial Managers"; and
(b)deleting limb (a) and limb (b) in their entirety;
51.Clause 5.7 shall be deleted in its entirety;
52.Clause 5.9 shall be amended by deleting the words “the date falling twelve weeks after the date of this Agreement” and replacing this with the date “27th March 2024”;

53.Clause 5.10 shall be amended by:
(a)deleting the semi-colon after the words "Ardutch shall" and inserting the words " notify Whirlpool of the identity of the initial Ardutch Directors to be appointed at Completion (to the extent such individuals have not already been appointed prior to Completion), being such number of directors as Ardutch will be entitled to appoint under the Shareholders’ Agreement, once entered into."; and
(b)deleting limb (a) and limb (b) in their entirety;
54.Clause 7.2 shall be amended by changing all references to “Plan” to “Plan(s)”;
55.Clause 7.3 shall be amended by:
a.changing all references to “Plan” to “Plan(s)”; and
b.replacing the sentence “and promptly provide Whirlpool with all subsequent drafts of the Ardutch Carve-Out Steps” with “and promptly provide Ardutch with any further drafts of the Whirlpool Carve-Out Steps”
56.Clause 7.4(b) shall be amended by changing the reference to “Plan” to “Plan(s)”;
57.Clause 7.4(c) shall be amended by deleting the words “draft documentation” and replacing this with the words “drafts of the material documentation” and inserting the word “relevant” before the words “Ardutch Carve-Out Steps Plan”;
58.Clause 7.4(d) shall be amended by inserting the word “relevant” before the words “Ardutch Carve-Out Steps Plan has been”;
59.Clause 7.4(f) shall be amended by inserting the word “material” before the words “executed document relating to the implementation of the Ardutch Carve-Out”;
60.Clause 7.5(c) shall be amended by deleting the words “draft documentation” and replacing this with the words “drafts of the material documentation” and inserting the word “relevant” before the words “Whirlpool Carve-Out Steps Plan”;
61.Clause 7.5(d) shall be amended by inserting the word “relevant” before the words “Whirlpool Carve-Out Steps Plan”;
62.Clause 7.5(f) shall be amended by inserting the word “material” before the words “executed transaction document”;
63.Clause 7.7 shall be amended by inserting an apostrophe after Whirlpool in the sentence “subject to the result of Ardutch’s and Whirlpools information and consultation process” and inserting the word “Process” before the words “and/or the Whirlpool Dutch SER Notification Process.”;
64.Clause 7.8(e) shall be amended by inserting the word “Whirlpool” after the words “in accordance with the” and before the words “French Put Option Letter”;
65.Clause 7.9(d) shall be amended by inserting the word “Process” after the words “when the Whirlpool Dutch Employee Consultation” and before the words “and the Whirlpool Dutch SER Notification Process”
66.Clause 7.10(e) shall be amended by deleting the word “Exercise” and inserting the word “Expiry” before the words “Date in accordance with the Ardutch French Put Option Letter”;

67.Clause 7.10(f) shall be amended by deleting the word “Exercise” and inserting the word “Expiry” before the words “Date (as such term is defined in the Ardutch French Put Option Letter)”;
68.New Clauses 7.11 and 7.12 shall be inserted as follows:
“7.11    The Parties acknowledge and agree that:
(a)Whirlpool is currently in the process of winding down the supply and sale of WAP Products, and such wind down shall not be restricted by the terms of paragraph 1.1(a) of Schedule 1;
(b)subject to Clause 7.12, and subject to and without prejudice to Clause 5.1, Whirlpool shall be permitted to take any action (or inaction) reasonably required in connection with the wind-down of the supply and sale of WAP Products;
(c) unless otherwise agreed between the Sellers, Whirlpool shall use reasonable commercial endeavours to inform customers and suppliers of WAP Products that it is in the process of winding down the sale of WAP Products and phasing out the use of “Whirlpool”, “Whirlpool Appliance Professional” and any other Whirlpool Name used in connection with such WAP Products; and
(d)the Buyer, from Completion, will continue such wind-down in accordance with the terms of Clause 10.9.
7.12    Prior to Completion, Whirlpool shall not, without the prior written consent of Ardutch (such consent not to be unreasonably withheld, delayed or conditioned), take (or allow to be taken by any other member of the Whirlpool Group) any of the following steps in relation to the winding down of the supply and sale of WAP Products:
(a)commit any member of the Whirlpool Europe Group to making any payment in respect of the termination or expiry of any contract relating to the manufacture, supply or sale of WAP Products (a "WAP Contract");
(b)terminate any arrangements for the supply to any member of the Whirlpool Europe Group of any parts or consumables required for after sales care with respect to the WAP Products; and
(c)any action (or inaction) that Whirlpool knows, or ought reasonably to know, would prejudice any part of the Whirlpool Europe Business that does not relate to the supply and sale of the WAP Products, save as is immaterial.”
69.Clause 10.1(a) shall be amended by inserting the words “(subject to Clause 10.11)” after the words “which consists of or incorporates the words “Whirlpool””;
70.Clause 10.1(b) shall be amended by inserting the word “Whirlpool” both before the words “IP Usage Agreement” and before the words “Engineering Services Agreement”;
71.New Clauses 10.9 to 10.22 shall be inserted as follows:
“WAP Products

10.9    The Buyer undertakes to Whirlpool (for itself and as agent and trustee for each other Whirlpool Group Company) that the Buyer Group will:
(a)     subject to Clause 10.9(b), use commercially reasonable endeavours to complete the wind down of the sale of WAP Products as soon as reasonably practicable following Completion and, in any event, on or before the date falling 12 months after Completion;
(b)     cease to sell any WAP Products which incorporate the words “Whirlpool”, “Whirlpool Appliance Professional” or any other Whirlpool Name on or after the date falling 12 months after Completion, unless such WAP Products were manufactured on or before the date falling 12 months after Completion (in which case, the Buyer shall continue to use commercially reasonable endeavours to complete the sale of such unsold WAP Products);
(c)     to the extent not already notified prior to Completion in accordance with Clause 7.11(c), inform Trade Partners and suppliers of WAP Products as soon as reasonably practicable following Completion that the Buyer is in the process of winding down the sale of WAP Products and phasing out the use of “Whirlpool”, “Whirlpool Appliance Professional” and any other Whirlpool Name used in connection with such WAP Products; and
(d)    not enter into any new contracts relating to the sale or supply of WAP Products which refer to “Whirlpool”, “Whirlpool Appliance Professional” or any other Whirlpool Name and would extend beyond the period falling 12 months after Completion.
10.10     The Buyer Group shall provide (or procure the provision of) after sales support and applicable spare parts for any WAP Products manufactured by or on behalf of: (i) the Whirlpool Group pre-Completion; or (ii) the Buyer Group in the 12 month period following Completion, in each case, in accordance with:
(a)    the terms of any product warranty in relation to such WAP Products or the relevant WAP Trade Partner Contract and, in each case, subject to the availability of the relevant parts for such WAP Products; and
(b)    where relevant, the terms of the Whirlpool European Supply Agreement.
10.11    Whirlpool hereby grants, and will procure that any applicable Affiliate grants, the Buyer Group a licence to use the “Whirlpool”, “Whirlpool Appliance Professional” and any other Whirlpool Name or brand used by Whirlpool in connection with WAP Products as at Completion in the Relevant Territories for the purposes of the distribution and sale of WAP Products, and the provision of after sales support and spare parts for any WAP Products (and for no other purposes), in each case to the extent that such activities are permitted under and are in accordance with Clauses 10.9 and 10.10 above.
10.12    Whirlpool hereby undertakes to the Buyer Group that Whirlpool shall not, and shall procure that its Affiliates shall not, assert or enforce or seek to enforce any Intellectual Property which is used in connection with WAP Products as at Completion in the Relevant Territories (but excluding any Intellectual Property rights licensed pursuant to Clause 10.11) against the Buyer Group and its direct and indirect distributors and customers in relation to the distribution and sale of WAP Products and the provision of after sales support and spare parts for any WAP Products, in each case to the extent that such activities are permitted under, and are in accordance with, Clauses 10.9 and 10.10 above.
10.13    Whirlpool shall indemnify and hold harmless the Buyer (for itself and as agent and trustee for and on behalf of each other member of the Buyer Group) against, and pay on demand (on a euro for euro basis) an amount equal to:
(a)    all sums incurred by a member of the Whirlpool Group prior to Completion in relation to the wind down of the sale of WAP Products to the extent any such sums remain to be paid by a member of the Whirlpool Europe Group on or after Completion, and all sums that any Buyer Group Company pays to a counterparty to a WAP Contract with respect to the early termination or non-renewal of such WAP Contract as a result of the wind down of the sale of WAP Products in accordance with Clause 10.9 (“WAP Termination Fees”);
(b)    all Losses suffered or incurred by any member of the Buyer Group in connection with any warranty repair/rework in relation to any WAP Product, including all related intervention costs (including product exchange, parts, transportation, delivery, warehousing, labour costs of any engineers and any associated contractual penalties) (“WAP Warranty Costs”)(together with WAP Termination Fees the “Indemnified WAP Products Costs”); and
(c)    all Losses suffered or incurred by any member of the Buyer Group in connection with any defective parts related to WAP Products supplied to any member of the Buyer Group by any member of the Whirlpool Group pursuant to the Whirlpool European Supply Agreement.
10.14    Notwithstanding Schedule 7 to this Agreement, the following limitations shall apply to WAP Indemnity Claims:
(a)    Whirlpool’s maximum aggregate liability for all WAP Indemnity Claims shall not exceed EUR 8,000,000 (the “WAP Indemnity Cap”), subject to and provided that:
(i)    if the WAP Indemnity Cap is exhausted in its entirety at any time on or before the fifth anniversary of Completion, Whirlpool shall have an additional maximum aggregate liability for claims pursuant to the WAP Parts Indemnity of EUR 1,000,000 (the “Additional WAP Parts Amount”);
(ii)    the WAP Indemnity Cap shall not include any Indemnified WAP Products Costs incurred by any member of the Whirlpool Europe Group prior to Completion;
(iii)    on the fifth anniversary of Completion, Whirlpool's maximum aggregate liability for all WAP Indemnity Claims shall be the sum of (A) an amount not exceeding EUR 4,500,000 (the “Reduced WAP Indemnity Cap”), and the provisions of Clause 10.14(d) shall then apply, and (B) the Additional WAP Parts Amount, if applicable, subject to Clause 10.14(a)(iv); and
(iv)    if Whirlpool's maximum aggregate liability increases by the Additional WAP Parts Amount in accordance with Clause 10.14(a)(i), then the Additional WAP Parts Amount may be only be used to settle a WAP Indemnity Claim to the extent relating to the WAP Parts Indemnity, in relation to any defective parts for WAP Products supplied for end-use in (A) any Relevant Territory, if prior to the fifth anniversary of Completion, or (B) any Relevant WAP Territory, from the fifth anniversary of Completion;
(b)    Whirlpool shall not be liable in respect of any WAP Indemnity Claim, and any such WAP Indemnity Claim shall be wholly barred and unenforceable, unless the Buyer has given notice in writing to Whirlpool within the following periods:
(i)    in the case of a WAP Indemnity Claim to the extent relating to WAP Termination Fees, within the period of 36 months commencing on the Completion Date;
(ii)    in the case of a WAP Indemnity Claim to the extent relating to WAP Warranty Costs, the longer of (A) the period of 36 months commencing on the Completion Date, and (B) the period during which the relevant Whirlpool Europe Group Company has obligations in relation to warranty repair/rework in connection with WAP Products under the terms of any WAP Trade Partner Contract or applicable Laws (each such period an “Extended WAP Warranty Costs Period”), and any such notice shall include reasonable evidence provided by the Buyer of the WAP Warranty Costs incurred; and
(iii)    in the case of any WAP Indemnity Claim to the extent relating to the WAP Parts Indemnity, the longer of (A) the period of 5 years commencing on the Completion Date, and (B) where any parts in relation to WAP Products are required in a Relevant WAP Territory where the minimum obligation to provide such parts is greater than 5 years (each such term exceeding 5 years a “Statutory Parts Term”), the duration of such Statutory Parts Term, and, in each case, the processes and requirements under paragraphs 2.2 and 2.3 of Schedule 7 shall apply mutatis mutandis to a notice under this Clause 10.14(b);
(c)    Whirlpool shall not be liable in respect of any WAP Indemnity Claim unless the aggregate amount that, but for the application of this Clause 10.14(c), would be recoverable from Whirlpool during each successive period of 12 months (with the first of such 12 month periods starting on the Completion Date) in respect of all WAP Indemnity Claims falling within the relevant 12 month period, exceeds EUR 250,000, in which case Whirlpool shall be liable for all amounts resulting from such WAP Indemnity Claims within the relevant 12 month period, and not just the excess over EUR 250,000 (the “WAP Basket Threshold”); and
(d)    following the reduction of the WAP Indemnity Cap to the Reduced WAP Indemnity Cap, Whirlpool’s maximum aggregate liability for all WAP Indemnity Claims shall be the difference between (i) the aggregate amount actually paid by Whirlpool to the Buyer in connection with all WAP Indemnity Claims as at the fifth anniversary of Completion, and (ii) EUR 4,500,000, provided that where such value is negative, Whirlpool's maximum aggregate liability shall be zero.
10.15    The undertakings in Clause 10.9 are intended for the benefit of Whirlpool and each other Whirlpool Group Company, each of whom may enforce Clause 10.9 under and in accordance with the Contracts (Rights of Third Parties) Act 1999.
Ardutch Global OEM Customer Relationships
10.16    Ardutch shall take all steps that are within its sole control, and shall use all reasonable endeavours to procure that such steps are taken that are outside its sole control, to:
(a)as soon as reasonably practicable after Completion, make any reasonably necessary technical, system and operational changes within the Ardutch Retained Group and any reasonably necessary technical and system changes (if any) within each counterparty to the Ardutch Global OEM Customer Relationships to support each of the Ardutch Europe OEM Customer Relationships and the Ardutch Retained OEM Customer Relationships following OEM Contract Separation (the "Technical Reorganisation"); and
(b)ensure that, as soon as reasonably practicable after Completion and subject to completion of the Technical Reorganisation in respect of an Ardutch Retained OEM Customer Relationship and corresponding Ardutch Europe OEM Customer Relationship, the relevant rights and obligations under that Ardutch Retained OEM Customer Relationship and Ardutch Europe OEM Customer Relationship are transferred to, or established in the sole name and for the sole account of, the Ardutch Retained Group or the Ardutch Europe Group, respectively on materially similar terms (which the parties acknowledge may require, the amendment and/or termination and replacement of the relevant Ardutch Global OEM Customer Relationships) (each such transaction being an “OEM Contract Separation”).
10.17     Ardutch shall conduct the OEM Contract Separations in good faith and shall not take any action (or inaction) which it believes (acting reasonably) would prejudice the interests of the Ardutch Europe Group or, with respect to an OEM Contract Separation, result in the Ardutch Europe Group being in a materially detrimental position as compared with the Ardutch Retained Group with respect to the relevant contract that is subject to such OEM Contract Separation save as is immaterial.
10.18    All one-off and recurring third party costs suffered or incurred in the obtaining of any consents from (including signature of amendment or replacement contracts by or on behalf of) counterparties to any Ardutch Global OEM Customer Relationship (as the case may be) as required under or pursuant to such contract shall be borne by an Ardutch Retained Group Company.
10.19    To the extent required, from Completion and until such time as the relevant OEM Contract Separation takes place (or such alternative solution as has been entered into pursuant to Clause 10.15), the parties agree that any products manufactured by an Ardutch Europe Group Company that are required to fulfil orders pursuant to the relevant Ardutch Global OEM Customer Relationship shall be supplied to the Ardutch Retained Group by the Ardutch Europe Group as Group Sourced Products (as such term is defined in the Shareholders’ Agreement).

10.20    After the relevant OEM Contract Separation has taken place (or such alternative solution as has been entered into pursuant to Clause 10.15):
(a)the parties agree that any products manufactured by an Ardutch Retained Group Company that are required to fulfil orders pursuant to a contract in respect of an Ardutch Europe OEM Customer Relationship shall be supplied to the Ardutch Europe Group by the Ardutch Retained Group as Arçelik Sourced Products (as such term is defined in the Shareholders’ Agreement); and
(b)the relevant Ardutch Europe OEM Customer Relationship shall, to the extent that it did not already constitute part of the Ardutch Europe Business, constitute part of the Ardutch Europe Business (and the Ardutch Retained OEM Customer Relationships shall, for the avoidance of doubt, constitute part of the Ardutch Retained Business).
10.21    Ardutch and the Buyer shall, from Completion, provide any information reasonably requested by the other or Whirlpool, in connection with Clauses 10.16 to 10.21 (inclusive).
10.22    After the relevant OEM Contract Separation has taken place (or an alternative solution has been entered into pursuant to Clause 10.15), Ardutch shall reimburse the Buyer for any service credits, contractual penalties or similar, or the increment thereof, that are properly payable under any contract in respect of the relevant Ardutch Europe OEM Customer Relationship which:
(a)relate to service call rates, non-compliance with warranties or quality standards;
(b)are incurred in the period of two (2) years immediately following the relevant OEM Contract Separation (or such alternative solution as has been entered into pursuant to Clause 10.15); and
(c)would not have been incurred but for the inclusion of products manufactured by an Ardutch Retained Group Company before the relevant OEM Contract Separation (or an alternative solution has been entered into pursuant to Clause 10.15) in the calculation of such service credits, contractual penalties or similar.
72.Clause 11.1 shall be amended by inserting the words “(including the Ardutch In-Flight Project Products and the Whirlpool In-Flight Project Products)” after the words “in connection with the business of the Buyer Group after Completion”;
73.Clause 11.2 shall be amended by:
a.deleting the cross-reference to “Clause 12.3” and inserting a cross-reference to “Clause 11.3”;
b.inserting a new clause 11.2(c): “Ardutch In-Flight Project Products”;
c.deleting the word “and” after the words “Whirlpool Pre-Completion Products”;
d.inserting the word “and” after the words “Whirlpool Post-Completion Products;” and
e.inserting a new clause 11.2(f): “Whirlpool In-Flight Project Products”;

74.Clause 12.1(a) shall be amended by decapitalising the word “During” at the beginning of the clause and inserting the words “: (i) in the case of Ardutch and its Affiliates, the Ardutch Relevant Territories; and (ii) in the case of Whirlpool and its Affiliates,” after the words “or interested in any Restricted Business in”;
75.Clauses 12.2(a)(i) and 12.2(a)(ii) shall be amended by inserting the word “Ardutch” before any references to “Relevant Territories”;
76.Clause 12.2(a)(iii) shall be amended by:
a.deleting any references to the “Company” and replacing this with “Buyer”; and
b.inserting the words “(for the purposes of this Clause 12.2(a)(iii), as such term is defined in the Shareholders’ Agreement)” in limb (A) before the words “which are members of the Whirlpool Group do not”;
77.Clause 12.2(b)(ii) shall be amended by inserting the words “or Amana” before the words “branded products or parts manufactured”;
78.Clause 12.2(c) shall be deleted and replaced with:
“(c)    do not prohibit Ardutch or any of its Affiliates from:
(i)carrying on or developing the HVAC Business;
(ii)carrying on or developing the Hitachi Business, provided that the revenue generated by the Hitachi Business in the Ardutch Relevant Territories does not exceed USD 10 million in any calendar year after Completion;
(iii)designing, developing, manufacturing, producing, exporting, importing, advertising, selling (including refurbished sales and rental business models), marketing, distributing, recycling, supplying parts and providing after-sales care in relation to, MDA products in connection with the Ardutch Retained OEM Customer Relationships;
(iv)carrying on or developing the Ardutch Retained OEM Business in relation to the supply of products sold to a customer located in the Ardutch Relevant Territories but shipped to a location outside the Ardutch Relevant Territories; or
(v)until OEM Contract Separation has occurred (or an alternative solution has been entered into pursuant to Clause 1.1(d)), designing, developing, manufacturing, producing, exporting, importing, advertising, selling (including refurbished sales and rental business models), marketing, distributing, recycling, supplying parts and providing after-sales care in relation to, MDA products in connection with the Ardutch Europe OEM Customer Relationships.”
79.Clause 15.9 shall be added by adding the words:
(a)“(except with the prior written consent of Ardutch)” before the words “undertakes that no Whirlpool Europe Group Company shall”; and
(b)“(except with the prior written consent of Whirlpool)” before the words “undertakes that no Ardutch Europe Group Company”;

80.Clause 16.3(b) shall be amended by deleting the word “and” before the words “of their respective Connected Persons” and replacing this with the word “any”;
81.Clause 20 shall be amended by inserting the words “(other than paragraph 12 of Schedule 8)” before the words “and Schedule 9 shall apply”;
82.Clause 31.3 shall be amended by adding the words “(i) if served prior to Completion, on the date that notice is served; and (ii) if served on or after Completion,” after the words “provided that such notification shall only be effective”;
83.Paragraph 1.1 of Schedule 1 shall be amended by inserting the word “or” before the words “with the prior written consent of Ardutch (which shall not be unreasonably withheld, delayed or conditioned)”;
84.Paragraph 1.1(c) of Schedule 1 shall be amended by inserting the word “not” before the words “enter into any agreement (other than a Transaction Document)”;
85.Paragraph 2.1(d) of Schedule 2 shall be amended by deleting the cross-reference “5.6(b)” and replacing it with the cross-reference “5.6”;
86.New Paragraphs 2.9 and 3.9 of Schedule 3 shall be inserted as follows:
“2.9    Whirlpool shall indemnify and hold harmless the Buyer on demand (for itself and as agent and trustee for and on behalf of each other Buyer Group Company) against all Losses suffered or incurred in respect of each Whirlpool In-Flight Project Product Liability Claim (including, without limitation, each Loss reasonably incurred as a result of conducting, defending or settling any Whirlpool In-Flight Project Product Liability Claim).
3.9    Ardutch shall indemnify and hold harmless the Buyer on demand (for itself and as agent and trustee for and on behalf of each other Buyer Group Company) against all Losses suffered or incurred in respect of each Ardutch In-Flight Project Product Liability Claim (including, without limitation, each Loss reasonably incurred as a result of conducting, defending or settling any Ardutch In-Flight Project Product Liability Claim).”
87.[***]
96.Schedule 5 shall be amended as follows:
a.the following new definition shall be added to Schedule 5, maintaining alphabetical order: ““Licences” has the meaning given in paragraph 19.1 of this Schedule 5”;
b.Paragraph 19.1 shall be amended by inserting the definition “(the “Licences”)” before the words “required to allow each Whirlpool Europe Group Company”; and
c.Paragraph 25 shall be amended by inserting the words “in each case,” before the words “the Transaction Documents” and inserting the words “and Intra-Group Trading Amounts” after the words “the Transaction Documents”;
97.Schedule 6 shall be amended as follows:
a.the definition of “Business IP” shall be amended by inserting “15.1” before the words “of this Schedule 6”;

b.the definition of “IP Licences” shall be amended by inserting “15.2(b)” before the words “of this Schedule 6”;
c.the following new definition shall be added to Schedule 6, maintaining alphabetical order: ““Licences” has the meaning given in paragraph 19.1 of this Schedule 6”;
d.the definition of “Owned IP” shall be amended by inserting “15.4” before the words “of this Schedule 6”;
e.the definition of “Registered IP” shall be amended by inserting “15.2(a)” before the words “of this Schedule 6”;
f.Paragraph 19.1 shall be amended by inserting the definition “(the “Licences”)” before the words “required to allow each Warranted Buyer Group Company”;
g.Paragraph 25 shall be amended by inserting the words “, in each case,” after the words “other than” and before the words “the Transaction Documents” and the words “, Intra-Group Trading Amounts and in connection with the cash-pooling arrangements operated by the Ardutch Group in which any of the Ardutch Europe Group Companies or Buyer Group Companies (as applicable) participate” shall be inserted after the words “the Transaction Documents”;
98.Schedule 7 shall be amended as follows:
a.Paragraph 1.1 shall be amended by inserting the words “Environmental Indemnity Claims and Claims under or pursuant to Clause 10.14” after the words “other than Product Liability Recall Claims” and the cross-reference to Clause 2.14 shall be deleted and replaced with a cross-reference to Clause 2.13 instead;
b.Paragraph 1.3(d)(ii) shall be amended by deleting the word “and” at the end of the paragraph;
c.Paragraph 1.3(e) shall be amended by inserting the following new sub-paragraphs (f) and (g):
“(f)     for each In-Flight Project Product Liability Indemnity Claim, or set or any series of such Claims which arise from the same or substantially the same facts, matters, circumstances or events, shall not exceed:
(i) in respect of Ardutch, EUR 100,000; and
(ii) in respect of Whirlpool, EUR 100,000; and
(g)     for all In-Flight Project Product Liability Indemnity Claims shall not exceed:
(i) in respect of Ardutch, EUR 5,000,000; and
(ii) in respect of Whirlpool, EUR 5,000,000.”
d.Paragraph 1.4 shall be amended by inserting the words “(other than an Ardutch In-Flight Project Product Liability Recall Claim)” after the words “Product Liability Recall Claim” and before the words “or any series of such Claims which arise”;
e.Paragraph 1.5 shall be amended by inserting the words “ which is not an Ardutch In-Flight Project Product Liability Recall Claim” (i) after the words “Product Liability Recall Claim” and before the words “(and such Claim(s) shall be disregarded for all purposes)” and (ii) after the words “a Product Liability Recall Claim” and before the words “(ignoring any liability for costs and expenses in connection with such Claim)”;
f.Paragraph 1.6 shall be amended by inserting the words “(other than a Whirlpool In-Flight Project Product Liability Recall Claim)” before the words “or any series of such Claims which arise from the same or substantially the same facts”;
g.Paragraph 1.7 shall be amended by inserting the words “which is not a Whirlpool In-Flight Project Product Liability Recall Claim” after any references to “a Product Liability Recall Claim” throughout the paragraph;
h.Paragraphs 1.10 and 1.11 shall be amended as follows:
a.by inserting the words “(other than an In-Flight Project Product Liability Indemnity Claim)” before the words “unless the aggregate amount that, but for the application of this paragraph 1.10” and the words "provided always that after the initial EUR 3,000,000, any Product Liability Indemnity Claims";
b.the words “In-Flight Project Product Liability Indemnity Claims and any other” shall be inserted before the words “such claims excluded by any other paragraph of this Schedule 7”;
i.New Paragraphs 1.12 and 1.13 shall be inserted as follows:
“1.12    Ardutch shall not be liable in respect of any In-Flight Project Product Liability Indemnity Claim unless the aggregate amount that, but for the application of this paragraph 1.12, would be recoverable from Ardutch in respect of all In-Flight Project Product Liability Indemnity Claims (other than any such claims excluded by any other paragraph of this Schedule 7), exceeds EUR 50,000, in which case Ardutch shall be liable for all amounts resulting from such Claims and not just the excess over EUR 50,000, provided always that after the initial EUR 50,000, any In-Flight Project Product Liability Indemnity Claims against Ardutch may only be made in batches with an aggregate value of at least EUR 50,000.
1.13    Whirlpool shall not be liable in respect of any In-Flight Project Product Liability Indemnity Claim unless the aggregate amount that, but for the application of this paragraph 1.13, would be recoverable from Whirlpool in respect of all In-Flight Project Product Liability Indemnity Claims (other than any such claims excluded by any other paragraph of this Schedule 7), exceeds EUR 50,000, in which case Whirlpool shall be liable for all amounts resulting from such Claims and not just the excess over EUR 50,000, provided always that after the initial EUR 50,000, any In Flight-Project Product Liability Indemnity Claims against Whirlpool may only be made in batches with an aggregate value of at least EUR 50,000.”
j.Paragraph 2.1(vi) shall be amended as follows:
a.by inserting the word "any" after the words "other than"; and
b.inserting the words "or Clause 10.14" after the words "for breach of Clause 21";
99.The following new definitions shall be added to Schedule 8, maintaining alphabetical order:

(a)“MENA Business Trade Receivables” means the “WHR EMEA Receivables” (as defined in the MENA SPA);"; and
(b)“MENA Receivables Carve-Out” means (a) the steps referred to in clause 7.5 of the MENA SPA, and (b) any other steps taken in connection with (i) the MENA Business Trade Receivables prior to the transfer of the MENA Business Trade Receivables pursuant to the MENA SPA, or (ii) the ICIB Assumed Debt (as defined in the MENA SPA), in each of cases (i) and (ii), to the extent such steps are taken in connection with transferring the MENA Business Trade Receivables from Whirlpool EMEA S.p.A to Whirlpool in order to effect the transfer of the MENA Business Trade Receivables under the MENA SPA or the transactions contemplated by the MENA SPA;";
(c)“STC Loan” means the intra-group loan advanced by Indesit Company International Business S.A. to Whirlpool Guarantor;
(d)“STC Loan Carve-Out” means (a) the steps relating to: (i) the distribution by Whirlpool Company Polska Sp.zo.o to Whirlpool Europe of an amount equal to the amount outstanding under the STC Loan ("STC Loan Amount"), (ii) the distribution by Whirlpool Europe to Whirlpool of an amount equal to the STC Loan Amount, (iii) the distribution by Whirlpool to the Whirlpool Guarantor of an amount equal to the STC Loan Amount, (iv) the repayment by Whirlpool Guarantor of the STC Loan, and (v) the repayment by Indesit Company International Business S.A. of a portion of the amount owed by Indesit Company International Business S.A. to Whirlpool Company Polska Sp.zo.o equal to the STC Loan Amount, and (b) any other steps taken in connection with the Intra-Group Receivable owing from Whirlpool Guarantor on the one hand to Indesit Company International Business S.A. on the other pursuant to clause 9.1 of this Agreement;
100.Paragraph 2.1(b) of Schedule 8 shall be deleted in its entirety and replaced with the following:
"(b)    any actual Tax Liability:
    (i)     which would not have arisen but for, and to the extent arising from:
(A)    the implementation of all or any part of the Whirlpool Carve-Out (including, for the avoidance of doubt, any acts or omissions taken or made in relation to the implementation of the Whirlpool Carve-Out but which are not in accordance with the Whirlpool Agreed Perimeter or Whirlpool Carve-Out Principles);
(B)    the implementation of all or any part of the MENA Receivables Carve-Out;
(C)    the implementation of all or any part of the STC Loan Carve-Out; or
(C)    the contribution of the relevant Whirlpool Europe Group Company (or Whirlpool Europe Group Companies); or
101.[***]